August 14, 2007	For Immediate Release

Employers Holdings, Inc. Reports Strong Second Quarter Earnings

Reno, Nevada—August 14, 2007—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported consolidated net income of $30.8 million for the second quarter of 2007, an increase of 43.9% from $21.4 million in the second quarter of 2006. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement of $4.6 million and $4.9 million for the second quarter in 2007 and 2006, respectively. Excluding these amounts, consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) increased 59.0% to $26.2 million from $16.5 million in the second quarter of 2006.

Net income for the six months ended June 30, 2007 was $58.6 million, an increase of 48.5% from $39.5 million for the six months ended June 30, 2006. For the first six months of 2007, net income before the impact of the LPT was $49.5 million, an increase of 65.8% from $29.9 million for the same period in 2006.

For the second quarter and first six months of 2007, the improvement in net income was largely due to a decrease in net losses and loss adjustment expense (“LAE”), primarily in California, and favorable reserve development related to prior accident years. Favorable prior accident year reserve development was $20.4 million in the second quarter of 2007 compared to $6.6 million in the second quarter of 2006. For the six months ended June 30, 2007, favorable prior accident year reserve development totaled $36.0 million compared to $12.8 million for the six months ended June 30, 2006.

Net income for the second quarter of 2007 included a realized loss of $0.7 million compared to a realized gain of $3.1 million in the second quarter of 2006. Realized losses for the six months ended June 30, 2007 totaled $0.5 million compared to a gain of $2.9 million for the same period in 2006. Losses in 2007 resulted from a sale of $55.0 million in fixed maturity securities in connection with the Company’s share repurchase program. Realized gains in 2006 were primarily attributable to the sale of equity security holdings.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “In the second quarter, the Company continued the solid performance evidenced in the first quarter. We remain financially strong as profitability climbs. We also see continuing benefits from declining loss trends in California.”

Second quarter net premiums earned declined 16.6% to $84.1 million in 2007 from $100.9 million in 2006. Net premiums earned for the six months ended June 30, 2007, were $173.9 million compared to $204.1 million for the same period in 2006, a decrease of 14.8%. The declines were largely due to rate decreases resulting from previously enacted reforms in California. The impact of these rate decreases was partially offset by an overall in-force policy count increase of 12.8% since June 30, 2006.

Net investment income increased 15.1% to $19.3 million in the second quarter of 2007 from $16.8 million for the same period in 2006. Net investment income for the six months ended June 30, 2007 increased 23.6% to $40.1 million from $32.4 million for the same period in 2006. The increase was primarily attributable to three factors: (1) an increase in fixed maturity securities in the fourth quarter of 2006, which increased portfolio yield; (2) an increase in invested assets; and (3) interest income generated from the invested net proceeds from the issuance of the Company’s common stock as part of the Company’s conversion from a mutual insurance holding company.

Losses and LAE of $28.8 million decreased 55.2% in the second quarter of 2007 from $64.3 million in the second quarter of 2006, the result of a downward adjustment in the Company’s current accident year loss estimate to 63.9% from 75.1%. Additionally, favorable prior accident year reserve development was $20.4 million in the second quarter of 2007 compared to $6.6 million in the second quarter of 2006. Before the impact of the LPT, losses and LAE would have been $33.4 million in the second quarter of 2007 and $69.2 million in the second quarter of 2006. Losses and LAE for the six months ended June 30, 2007 decreased 46.0% to $70.5 million from $130.5 million in the six months ended June 30, 2006. The decrease was due to an 8.4 percentage point downward adjustment in the current accident year loss estimate, to 66.5% from 74.9% for the six months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007, favorable prior accident year reserve development totaled $36.0 million compared to $12.8 million for the six months ended June 30, 2006.

In the second quarter of 2007, commission expense of $11.7 million decreased 7.1% from $12.6 million in the second quarter of 2006. Commission expense for the first six months of 2007 decreased 6.0% to $23.4 million from $24.9 million for the same period in 2006. Decreases were largely due to the decrease in net earned premiums.

Underwriting and other operating expense increased 31.9% to $22.7 million in the second quarter of 2007 from $17.2 million in the second quarter of 2006. For the first six months of 2007, underwriting and other operating expense increased 26.1% to $46.0 million from $36.5 million in the same period of 2006. Increased expenses include staffing attributable to the Company’s conversion to a public company, technology maintenance and depreciation, and consulting expense. Additionally, there was a $1.2 million favorable credit in 2006 related to taxes paid in prior years.

Income taxes for the quarter and the first six months in 2007 increased due to increases in pre-tax income. The effective tax rate was 24.2% in the second quarter and 22.7% for the six months ended June 30, 2007.

The combined ratio decreased 18.1 percentage points to 75.2% in the second quarter of 2007 from 93.3% in the second quarter of 2006. For the first six months in 2007, the combined ratio decreased 13.6 percentage points to 80.4% from 94.0% for the same period in 2006. Decreases in the combined ratios were primarily due to declines in losses and LAE.

As of June 30, 2007, the Company had repurchased 135,716 shares of common stock, representing $2.9 million of the $75.0 million previously authorized by the Company’s Board of Directors for share repurchases during 2007.

As of June 30, 2007, total stockholders’ equity increased 19.0% to $361.6 million from $303.8 million at December 31, 2006. Equity, including the deferred reinsurance gain related to the LPT agreement, increased 6.5% to $795.5 million from $746.8 million at December 31, 2006.

Form 10-Q, Conference Call and Webcast

EHI filed its Form 10-Q for the period ended June 30, 2007, with the Securities and Exchange Commission (“SEC”) on August 14, 2007. The Form 10-Q is available without charge through the EDGAR system at the SEC's website and is also posted on the Company's website, www.employers.com, through the “Investors” link.

The Company will host a conference call Wednesday, August 15, 2007 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live webcast on the Company’s website at www.employers.com. An archived version will be available for one month following the call. The conference call replay number is (888) 286-8010 with a passcode of 37883606. International callers may dial (617) 801-6888.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction which does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool or under previous fronting facilities.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT. Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned and measures the effectiveness of compensating agents and brokers for the business we have underwritten.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned and measures an insurance company's operational efficiency in producing, underwriting and administering its insurance business.

Combined Ratio. The combined ratio is a measure used in the property and casualty insurance business to show the profitability of an insurer's underwriting, and it represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT. Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT. Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. The Company and its management assume no obligation to update these forward-looking statements, which speak as of the date of this press release.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Forms 10-Q for the periods ended March 31, 2007 and June 30, 2007, and the Company’s 2006 Annual Report on Form 10-K.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

______________________________________________________________________

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS is a registered trademark of Employers Insurance Company of Nevada and the marketing brand for a group of companies providing workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions. Please contact your local EMPLOYERS Sales Executive or visit www.employers.com.

CONTACT:

Media

Trish White, Corporate Communications Director, twhite@employers.com, (775) 327-2636

Analysts

Vicki Erickson, Investor Relations Vice President, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share and per share data)

Three Months Ended			Six Months Ended
June 30,			June 30,

	2007	2006	2007	2006

(unaudited)
Revenues
Gross premiums written	$84,596	$99,257	$181,046	$216,387

Net premiums written	$81,502	$95,613	$174,713	$209,030

Net premiums earned	$84,117	$100,877	$173,909	$204,147
Net investment income	19,305	16,777	40,140	32,478
Realized (losses) gains on investments, net	(658)	3,134	(468)	2,902
Other income	1,046	1,052	2,186	2,243

Total revenues	103,810	121,840	215,767	241,770

Expenses
Losses and loss adjustment expenses	28,802	64,308	70,469	130,498
Commission expense	11,665	12,552	23,386	24,884
Underwriting and other operating expense	22,752	17,246	46,052	36,514

Total expenses	63,219	94,106	139,907	191,896

Net income before income taxes	40,591	27,734	75,860	49,874
Income taxes	9,818	6,347	17,221	10,378

Net income	$30,773	$21,387	$58,639	$39,496

Net income after date of conversion through June 30, 2007			$52,168

Earnings per common share-basic and diluted-for the three months ended June 30, 2007 and the period February 5 through June 30, 2007	$0.58		$0.97

Earnings per common share-basic and diluted-for the three months ended June 30, 2006 and the six months ended June 30, pro forma		$0.43	$11.1	$0.79

Cash dividends declared per common share	$0.06	$--	$0.06	$--

Reconciliation of net income and EPS to net income and EPS before impact of LPT Agreement

Net income	$30,773	$21,387	$58,639	$39,496
Less: Impact of LPT Agreement:
Amortization of deferred reinsurance gain – LPT	4,550	4,892	9,137	9,642

Net income before impact of LPT Agreement	$26,223	$16,495	$49,502	$29,854

Earnings per common share–basic and diluted–for the three months ended June 30, 2007 and the period February 5 through June 30, 2007	$0.58		$0.97
Earnings per common share-basic and diluted-for the three months ended June 30, 2006 and the six months ended June 30, pro forma		$0.43	$1.11	$0.79
Earnings per common share attributable to amortization of deferred reinsurance gain – LPT (1)	$0.09	$0.10	$0.17	$0.19

Pro forma earnings per common share data-basic and diluted-before impact of LPT	$0.49	$0.33	$0.94	$0.60

(1) Earnings per share before the impact of the LPT for the period February 5 through June 30, 2007 has not been calculated.

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	June 30,	December 31,
	2007	2006

Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,611,836
at June 30, 2007 and $1,599,321 at December 31, 2006)	$1,587,281	$1,605,395
Equity securities at fair value (cost $62,364 at June 30, 2007 and
$63,478 at December 31, 2006)	107,959	102,289
Short-term investments (at cost or amortized cost, which
approximates fair value)	--	7,989

Total investments	1,695,240	1,715,673

Cash and cash equivalents	149,274	79,984
Accrued investment income	19,133	18,431
Premiums receivable, less bad debt allowance of $7,766 at
June 30, 2007 and $6,911 at December 31, 2006	47,537	51,311
Reinsurance recoverable for:
Paid losses	10,761	11,073
Unpaid losses, less allowance of $1,276 at each period	1,080,682	1,096,827
Funds held by or deposited with reinsureds	99,290	102,955
Deferred policy acquisition costs	15,181	13,767
Deferred income taxes, net	77,783	73,849
Property and equipment, net	15,621	15,598
Other assets	10,685	16,257

Total assets	$3,221,187	$3,195,725

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,294,252	$2,307,755
Unearned premiums	73,474	73,255
Policyholders’ dividends accrued	304	506

Total claims and policy liabilities	2,368,030	2,381,516

Commissions and premium taxes payable	8,525	6,776
Federal income taxes payable	14,610	24,262
Accounts payable and accrued expenses	20,051	22,178
Deferred reinsurance gain–LPT Agreement	433,899	443,036
Other liabilities	14,484	14,180

Total liabilities	2,859,599	2,891,948

Commitments and Contingencies Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,527,907 and 0 shares issued and 53,392,191 and 0 shares
outstanding at June 30, 2007 and December 31, 2006, respectively	535	--
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	--	--
Additional paid-in capital	301,348	--
Retained earnings	48,956	274,602
Accumulated other comprehensive income, net	13,636	29,175
Treasury stock, at cost (135,716 shares at June 30, 2007)	(2,887)	--

Total stockholders’ equity	361,588	303,777

Total liabilities and stockholders’ equity	$3,221,187	$3,195,725

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$361,588	$303,777
Deferred reinsurance gain – LPT Agreement	433,899	443,036

Total equity including deferred reinsurance gain – LPT Agreement	$795,487	$746,813

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,

	2007	2006

	(unaudited)
Operating activities
Net income	$58,639	$39,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,892	1,478
Stock based compensation	206	--
Amortization of premium on investments, net	3,301	2,721
Allowance for doubtful accounts – premiums receivable	855	1,270
Deferred income tax expense (benefit)	4,372	(2,698)
Realized losses (gains) on investments, net	468	(2,902)
Change in operating assets and liabilities:
Accrued investment income	(702)	(1,819)
Premiums receivable	2,919	47
Reinsurance recoverable on paid and unpaid losses	16,457	13,598
Funds held by or deposited with reinsureds	3,665	6,871
Unpaid losses and loss adjustment expenses	(13,503)	53,620
Unearned premiums	219	2,861
Federal income taxes payable	(9,652)	(4,124)
Accounts payable, accrued expenses and other liabilities	(9,703)	(1,864)
Deferred reinsurance gain–LPT Agreement	(9,137)	(9,642)
Other	1,778	(14,755)

Net cash provided by operating activities	53,074	84,158

Investing activities
Purchase of fixed maturities	(135,033)	(280,692)
Purchase of equity securities	(833)	(8,161)
Proceeds from sale of fixed maturities	114,572	139,592
Proceeds from sale of equity securities	1,906	10,717
Proceeds from maturities and redemptions of investments	20,049	48,900
Capital expenditures and other, net	(2,915)	(2,914)

Net cash used in investing activities	(2,254)	(92,558)

Financing activities
Issuance of common stock, net	486,783	--
Cash paid to eligible policyholders under plan of conversion	(462,989)	--
Acquisition of treasury stock	(2,112)	--
Dividend paid to stockholders	(3,212)	--

Net cash provided by financing activities	18,470	--

Net increase (decrease) in cash and cash equivalents	69,290	(8,400)
Cash and cash equivalents at the beginning of the period	79,984	61,083

Cash and cash equivalents at the end of the period	$149,274	$52,683

Schedule of noncash transactions
Stock issued in exchange for membership interest	$281,073	$--

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impacts of the LPT Agreement

(in thousands, except for percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

	(unaudited)

Net Premiums Earned	$84,117	$100,877	$173,909	$204,147

Losses and Loss Adjustment Expenses	$28,802	$64,308	$70,469	$130,498

Loss & LAE Ratio	34.2%	63.7%	40.5%	63.9%

Losses and Loss Adjustment Expenses	$28,802	$64,308	$70,469	$130,498
Impacts of LPT	4,550	4,892	9,137	9,642

Loss & LAE before impacts of LPT	$33,352	$69,200	$79,606	$140,140

Loss & LAE Ratio before impacts of LPT	39.6%	68.6%	45.8%	68.6%

Commission Expense	$11,665	$12,552	$23,386	$24,884

Commission Expense Ratio	13.9%	12.4%	13.4%	12.2%

Underwriting & Other Operating Expense	$22,752	$17,246	$46,052	$36,514

Underwriting & Other Operating Expense Ratio	27.0%	17.1%	26.5%	17.9%

Total Expense	$63,219	$94,106	$139,907	$191,896

Combined Ratio	75.2%	93.3%	80.4%	94.0%

Total Expense before impacts of the LPT	$67,769	$98,998	$149,044	$201,538

Combined Ratio before the impacts of the LPT	80.6%	98.1%	85.7%	98.7%